Third Point Re Reports Fourth Quarter 2018 Earnings Results
HAMILTON, Bermuda, February 27, 2019, Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE:TPRE) today announced results for its fourth quarter ended December 31, 2018.
Third Point Re reported a net loss available to common shareholders of $298.0 million, or $3.24 per diluted common share, for the three months ended December 31, 2018, compared to net income available to common shareholders of $44.3 million, or $0.42 per diluted common share, for the three months ended December 31, 2017. For the year ended December 31, 2018, Third Point Re reported a net loss available to common shareholders of $317.7 million, or $3.27 per diluted common share, compared to net income available to common shareholders of $277.8 million, or $2.64 per diluted common share, for the year ended December 31, 2017.
For the three months ended December 31, 2018, diluted book value per share decreased by $2.62 per share, or 16.8%, to $12.98 per share as of December 31, 2018, from $15.60 per share as of September 30, 2018. For the year ended December 31, 2018, diluted book value per share decreased by $2.67 per share, or 17.1%, to $12.98 per share from $15.65 per share as of December 31, 2017.
“The fourth quarter of 2018 was a difficult quarter for us. Poor investment performance combined with modest catastrophe losses led to a significant net loss for the quarter and year. Equity market weakness during the fourth quarter of 2018 led to an investment return of negative 11.4% in the quarter and negative 10.8% for the year. We remain committed to Third Point LLC given their long-term track record and their ability to navigate challenging investment conditions. During the fourth quarter, we recorded $18.5 million of catastrophe losses related to the California wildfire and other catastrophe events. Our combined ratio for the fourth quarter was 111.6%, bringing our year to date combined ratio to 106.8%,” commented Rob Bredahl, President and Chief Executive Officer. “Consistent with our previously announced plans, we began writing a modest amount of property catastrophe business in the first quarter of 2019. We are pleased with the portfolio that we have constructed at the important January 1 renewal date, which benefited from some modest improvements in pricing, and we continue to expect our combined ratio to trend to below 100% as we earn in the catastrophe premium and continue to expand our underwriting platform into other higher margin types of reinsurance and lines of business.”
The following table shows certain key financial metrics for the three and twelve months ended December 31, 2018 and 2017:

	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	($ in millions, except for per share data and ratios)
Gross premiums written	$120.1	$164.2	$578.3	$641.6
Net premiums earned	$209.5	$129.5	$621.4	$547.1
Net underwriting loss (1)	$(24.4)	$(9.2)	$(42.1)	$(42.6)
Combined ratio (1)	111.6%	107.1%	106.8%	107.7%
Net investment return on investments managed by Third Point LLC	(11.4)%	2.7%	(10.8)%	17.7%
Net investment income (loss)	$(276.8)	$67.2	$(251.4)	$392.0
Net income (loss) available to Third Point Re common shareholders	$(298.0)	$44.3	$(317.7)	$277.8
Diluted earnings (loss) per common share	$(3.24)	$0.42	$(3.27)	$2.64
Change in diluted book value per share (2)	(16.8)%	2.7%	(17.1)%	18.9%
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders (2)	(19.8)%	2.8%	(20.0)%	20.1%
Net investments managed by Third Point LLC	$2,134.1	$2,589.9	$2,134.1	$2,589.9

(1)	See the accompanying Segment Reporting for a calculation of net underwriting loss and combined ratio.

(2)
Change in diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders are non-GAAP financial measures. There are no comparable GAAP measures. See the accompanying Reconciliation of Non-GAAP Measures and Key Performance Indicators for an explanation and calculation of diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders.

Property and Casualty Reinsurance Segment
Gross premiums written
Gross premiums written decreased by $44.1 million, or 26.9%, to $120.1 million for the three months ended December 31, 2018 from $164.2 million for the three months ended December 31, 2017. The decrease in gross premiums written was primarily due to certain contracts written in the prior year period on a multi year basis with no comparable premium in the current year period. This decrease was partially offset by new contracts bound in the current year period.
Gross premiums written decreased by $63.3 million, or 9.9%, to $578.3 million for the year ended December 31, 2018 from $641.6 million for the year ended December 31, 2017. The decrease in gross premiums written was primarily due to the net impact of contract extensions, cancellations and contracts renewed with no comparable premium in the comparable period, as well as, contracts that we did not renew in the current year. This decrease was partially offset by new contracts in the current year period.
Net premiums earned
The increase in net premiums earned in the three months ended December 31, 2018 compared to the three months ended December 31, 2017 was primarily due to retroactive exposures in reinsurance contracts that were written and fully earned in the current year period of $69.9 million compared to $nil in the prior year period.
The increase in net premiums earned in the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017 was primarily due to a higher in-force underwriting portfolio, partially offset by retroactive exposures in reinsurance contracts that were written and fully earned in the prior year period of $109.4 million compared to $74.2 million for the year ended December 31, 2018.
Net underwriting results
For the three months ended December 31, 2018, we recorded $18.5 million of catastrophe losses, or 8.8 percentage points on the combined ratio, related to the California wildfires and other catastrophe events compared to no catastrophe losses in the prior year period. In the year ended December 31, 2018, we incurred $18.5 million of catastrophe losses, or 3.0 percentage points on the combined ratio, related to the California wildfires and other catastrophe events compared to $5.3 million in the year ended December 31, 2017, or 1.0 percentage point, relating to the 2017 catastrophe events. Although we have not specifically written property catastrophe contracts in 2018 or in prior years, we were exposed to California wildfire losses through liability reinsurance of the utilities in California during 2018. As a result, we recorded $11.3 million of losses relating to the liability exposure from the California utilities. The remainder of the $18.5 million in total catastrophe losses related to incidental exposure that we had to catastrophic events on two Florida homeowners contracts (Hurricane Michael) and on two whole account reinsurance contracts.
For the three and twelve months ended December 31, 2018, we recorded a net $0.3 million and $5.2 million improvement in the net underwriting results, respectively, related to favorable development of prior years’ loss reserves net of the related impact of acquisition costs.
We recorded a net $2.5 million improvement in the net underwriting results for the three and twelve months ended December 31, 2017, related to favorable development of prior years’ loss reserves and the related impact of acquisition costs.

Investments
The net investment return on net investments managed by Third Point LLC, as defined in Key Performance Indicators below, by investment strategy for the three and twelve months ended December 31, 2018 and 2017, was as follows:

	Three months ended
	December 31, 2018			December 31, 2017
	Long	Short	Net	Long	Short	Net
Equity	(13.3)%	3.1%	(10.2)%	4.5%	(1.5)%	3.0%
Credit	(1.0)%	0.1%	(0.9)%	0.1%	—%	0.1%
Other	(0.7)%	0.4%	(0.3)%	(0.3)%	(0.1)%	(0.4)%
Net investment return on investments managed by Third Point LLC	(15.0)%	3.6%	(11.4)%	4.3%	(1.6)%	2.7%

	Twelve months ended
	December 31, 2018			December 31, 2017
	Long	Short	Net	Long	Short	Net
Equity	(8.7)%	0.1%	(8.6)%	21.5%	(4.6)%	16.9%
Credit	—%	(0.2)%	(0.2)%	0.7%	(0.6)%	0.1%
Other	(2.8)%	0.8%	(2.0)%	1.8%	(1.1)%	0.7%
Net investment return on investments managed by Third Point LLC	(11.5)%	0.7%	(10.8)%	24.0%	(6.3)%	17.7%
For the three months ended December 31, 2018, significant investment losses were incurred in long equity positions across all sectors and sub-strategies against a backdrop in which the S&P 500 Total Return Index returned (13.5)% for the same period. Several of the core long equity positions within the industrials, healthcare and technology, media and telecommunications sectors were notable contributors to the long equity losses. Equity losses were partially offset by gains in single name short equity positions and market hedges. The credit strategy posted a loss due to performance in corporate credit and the asset-backed securities portfolio was flat for the quarter. Losses across the credit strategy were modestly reduced by gains in the sovereign credit portfolio.
For the year ended December 31, 2018, the net investment results were primarily attributable to losses generated by long equity investments, a merger arbitrage position, and exposure to cyclical sectors negatively impacted by slowing global growth.  Short selling generated positive returns and mitigated further losses in equities.  The credit portfolio produced a modest overall loss.  The asset-backed securities portfolio’s gains were reduced by losses in corporate credit.
Second Amended and Restated Limited Partnership Agreement
On July 31, 2018, Third Point Re, Third Point Re BDA and Third Point Re USA entered into the Amended and Restated Exempted Limited Partnership Agreement (“LPA”) of Third Point Enhanced LP (“TP Fund”) with Third Point Advisors LLC (“TP GP”) and others, effective August 31, 2018. We expect to enter into a Second Amended and Restated Exempted Limited Partnership Agreement (“Amended LPA”), which will revise the management fee rate from 1.50% per annum to 1.25% per annum, with expected effect from January 1, 2019.  We expect that the Amended LPA will also adjust the loss carryforward terms of the LPA, which relate to the calculation of TP GP’s performance compensation under the LPA, to preserve the loss carryforward attributable to our investment in TP Fund when contributions to TP Fund are made within nine months of certain types of withdrawals from TP Fund.  In addition, we expect the Amended LPA to provide us with the right to withdraw up to $250 million in 2019 and a separate $250 million during the period from January 1, 2020 through December 31, 2021 for the purpose of investing such amounts in certain other investment vehicles formed by Third Point LLC.  Although we have substantially agreed upon these terms of the Amended LPA, they are subject to continued discussion and finalization.
Share Repurchase Program
During the three months ended December 31, 2018, the Company repurchased 525,785 of its common shares in the open market for $5.3 million at a weighted average cost of $10.13 per share. During the twelve months ended December 31, 2018, the Company repurchased 10,311,123 of its common shares in the open market for $138.7 million at a weighted average cost of $13.45 per share.
As of December 31, 2018, the Company was authorized to repurchase up to an aggregate of $61.3 million of additional common shares under its share repurchase program.

Conference Call Details
The Company will hold a conference call to discuss its fourth quarter 2018 results at 8:30 a.m. Eastern Time on February 28, 2019. The call will be webcast live over the Internet from the Company’s website at www.thirdpointre.bm under the “Investors” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will also be available by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international). Participants should ask for the Third Point Reinsurance Ltd. fourth quarter earnings conference call.
A replay of the live conference call will be available approximately three hours after the call. The replay will be available on the Company’s website or by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 13686252. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on March 7, 2019.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: results of operations fluctuate and may not be indicative of our prospects; more established competitors; losses exceeding reserves; highly cyclical property and casualty reinsurance industry; downgrade or withdrawal of ratings by rating agencies; significant decrease in our capital or surplus; dependence on key executives; dependence on letter of credit facilities that may not be available on commercially acceptable terms; inability to service our indebtedness; limited cash flow and liquidity due to our indebtedness; inability to raise necessary funds to pay principal or interest on debt; potential lack of availability of capital in the future; credit risk associated with the use of reinsurance brokers; future strategic transactions such as acquisitions, dispositions, mergers or joint ventures; dependence on Third Point LLC to implement TP Fund’s investment strategy; decline in revenue due to poor performance of TP Fund’s investment portfolio; risks associated with TP Fund’s investment strategy being greater than those faced by competitors; termination by Third Point LLC of TP Fund’s investment management agreements; potential conflicts of interest with Third Point LLC; losses resulting from significant investment positions; credit risk associated with the default on obligations of counterparties; ineffective investment risk management systems; fluctuations in the market value of TP Fund’s investment portfolio; trading restrictions being placed on TP Fund’s investments; limited termination provisions in TP Fund’s investment management agreements; limited liquidity and lack of valuation data on TP Fund’s investments; U.S. and global economic downturns; specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the U.S., and in special situation or distressed companies; loss of key employees at Third Point LLC; Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative; increased regulation or scrutiny of alternative investment advisers affecting our reputation; suspension or revocation of our reinsurance licenses; potentially being deemed an investment company under U.S. federal securities law; failure of reinsurance subsidiaries to meet minimum capital and surplus requirements; changes in Bermuda or other law and regulation that may have an adverse impact on our operations; Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation; potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company; subjection of our affiliates to the base erosion and anti-abuse tax; potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; risks associated with the change in our investment management structure; and other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q for the periods ended June 30, 2018 and September 30, 2018, and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures and Other Financial Metrics
In presenting Third Point Re’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including basic and diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Re BDA and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), writes property and casualty reinsurance business. Third Point Re BDA and Third Point Re USA each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and President, Third Point Reinsurance (USA) Ltd.
investorrelations@thirdpointre.bm
+1 441-542-3333

THIRD POINT REINSURANCE LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of December 31, 2018 and December 31, 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	December 31, 2018	December 31, 2017
Assets
Investment in related party investment fund, at fair value (cost - $1,564,850; 2017 - N/A) (1)	$1,284,004	$—
Equity securities, trading, at fair value (cost - N/A; 2017 - $1,868,735)	—	2,283,050
Debt securities, trading, at fair value (cost - $252,362; 2017 - $711,322)	239,640	675,158
Other investments, at fair value	84	37,731
Total investments in securities	1,523,728	2,995,939
Cash and cash equivalents	104,183	8,197
Restricted cash and cash equivalents	609,154	541,136
Due from brokers	1,411	305,093
Derivative assets, at fair value	—	73,372
Interest and dividends receivable	1,316	3,774
Reinsurance balances receivable	602,448	476,008
Deferred acquisition costs, net	203,842	258,793
Unearned premiums ceded	17,552	1,049
Loss and loss adjustment expenses recoverable	2,031	1,113
Other assets	20,569	7,320
Total assets	$3,086,234	$4,671,794
Liabilities
Accounts payable and accrued expenses	$7,261	$34,632
Reinsurance balances payable	69,701	41,614
Deposit liabilities	145,342	129,133
Unearned premium reserves	602,936	649,518
Loss and loss adjustment expense reserves	937,157	720,570
Securities sold, not yet purchased, at fair value	—	394,278
Securities sold under an agreement to repurchase	—	29,618
Due to brokers	—	770,205
Derivative liabilities, at fair value	—	14,503
Participation agreement with related party investment fund	2,297	—
Interest and dividends payable	3,055	4,275
Senior notes payable, net of deferred costs	113,911	113,733
Total liabilities	1,881,660	2,902,079
Commitments and contingent liabilities
Redeemable noncontrolling interests in related party	—	108,219
Shareholders' equity
Preference shares (par value $0.10; authorized, 30,000,000; none issued)	—	—
Common shares (Issued: 2018 - 93,639,610; 2017 - 107,227,347; Outstanding: 2018 - 93,639,610; 2017 - 103,282,427)	9,364	10,723
Treasury shares (2018 - 0; 2017 - 3,944,920)	—	(48,253)
Additional paid-in capital	918,882	1,099,599
Retained earnings	276,328	594,020
Shareholders’ equity attributable to Third Point Re common shareholders	1,204,574	1,656,089
Noncontrolling interests in related party	—	5,407
Total shareholders' equity	1,204,574	1,661,496
Total liabilities, noncontrolling interests and shareholders’ equity	$3,086,234	$4,671,794
(1) Effective August 31, 2018, Third Point Reinsurance Ltd., Third Point Reinsurance Company Ltd. (“Third Point Re BDA”) and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), and together with Third Point Re BDA, the (“TPRE Limited Partners”), entered into a Limited Partnership Agreement (“LPA”) to invest in Third Point Enhanced LP (“TP Fund”), a related party investment fund.  As a result, substantially all assets and related liabilities were transferred from the Company’s separate accounts to TP Fund and the TPRE Limited Partners received limited partnership interests in TP Fund in exchange. The TPRE Limited Partners no longer directly hold their invested assets and liabilities but instead, hold an investment in TP Fund.

THIRD POINT REINSURANCE LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three and twelve months ended December 31, 2018 and 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues
Gross premiums written	$120,063	$164,163	$578,252	$641,620
Gross premiums ceded	(1,770)	75	(19,895)	(2,475)
Net premiums written	118,293	164,238	558,357	639,145
Change in net unearned premium reserves	91,177	(34,722)	63,085	(92,087)
Net premiums earned	209,470	129,516	621,442	547,058
Net investment loss from investment in related party investment fund (1)	(278,921)	—	(280,847)	—
Net investment income before management and performance fees to related parties	2,111	94,682	59,259	522,664
Management and performance fees to related parties	—	(27,532)	(29,845)	(130,711)
Net investment income (loss)	(276,810)	67,150	(251,433)	391,953
Total revenues	(67,340)	196,666	370,009	939,011
Expenses
Loss and loss adjustment expenses incurred, net	173,088	99,509	438,414	370,058
Acquisition costs, net	56,668	31,837	206,498	188,904
General and administrative expenses	7,553	14,299	36,241	53,103
Other expenses	2,994	3,822	9,610	12,674
Interest expense	2,074	2,074	8,228	8,225
Foreign exchange (gains) losses	(3,288)	2,067	(7,503)	12,300
Total expenses	239,089	153,608	691,488	645,264
Income (loss) before income tax (expense) benefit	(306,429)	43,058	(321,479)	293,747
Income tax (expense) benefit	8,417	2,104	4,010	(11,976)
Net income (loss)	(298,012)	45,162	(317,469)	281,771
Net income attributable to noncontrolling interests in related party	—	(813)	(223)	(3,973)
Net income (loss) available to Third Point Re common shareholders	$(298,012)	$44,349	$(317,692)	$277,798
Earnings (loss) per share available to Third Point Re common shareholders
Basic earnings (loss) per share available to Third Point Re common shareholders	$(3.24)	$0.44	$(3.27)	$2.71
Diluted earnings (loss) per share available to Third Point Re common shareholders	$(3.24)	$0.42	$(3.27)	$2.64
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	91,967,831	101,405,772	97,054,315	102,264,094
Diluted	91,967,831	105,524,115	97,054,315	105,227,038
(1) As a result of the LPA, the management and performance fees are presented within net investment income (loss) from investment in related party investment fund from the effective date of the LPA. Management and performance fees incurred prior to the effective date of the LPA are reflected in management and performance fees to related parties.

THIRD POINT REINSURANCE LTD.
SEGMENT REPORTING

	Three months ended December 31, 2018		Three months ended December 31, 2017
	Property and Casualty Reinsurance	Total (1)	Property and Casualty Reinsurance	Total (1)
Revenues	($ in thousands)		($ in thousands)
Gross premiums written	$120,063	$120,063	$164,163	$164,163
Gross premiums ceded	(1,770)	(1,770)	75	75
Net premiums written	118,293	118,293	164,238	164,238
Change in net unearned premium reserves	91,177	91,177	(34,722)	(34,722)
Net premiums earned	209,470	209,470	129,516	129,516
Expenses
Loss and loss adjustment expenses incurred, net	173,088	173,088	99,509	99,509
Acquisition costs, net	56,668	56,668	31,837	31,837
General and administrative expenses	4,085	4,085	7,404	7,404
Total expenses	233,841	233,841	138,750	138,750
Net underwriting loss	$(24,371)	(24,371)	$(9,234)	(9,234)
Net investment income (loss)		(276,810)		67,150
Corporate expenses		(3,468)		(6,895)
Other expenses		(2,994)		(3,822)
Interest expense		(2,074)		(2,074)
Foreign exchange gains (losses)		3,288		(2,067)
Income tax benefit		8,417		2,104
Net income attributable to noncontrolling interests in related party		—		(813)
Net income (loss) available to Third Point Re common shareholders		$(298,012)		$44,349
Property and Casualty Reinsurance - Underwriting Ratios (2):
Loss ratio	82.6%		76.8%
Acquisition cost ratio	27.0%		24.6%
Composite ratio	109.6%		101.4%
General and administrative expense ratio	2.0%		5.7%
Combined ratio	111.6%		107.1%

	Twelve months ended December 31, 2018		Twelve months ended December 31, 2017
	Property and Casualty Reinsurance	Total (1)	Property and Casualty Reinsurance	Total (1)
Revenues	($ in thousands)		($ in thousands)
Gross premiums written	$578,252	$578,252	$641,620	$641,620
Gross premiums ceded	(19,895)	(19,895)	(2,475)	(2,475)
Net premiums written	558,357	558,357	639,145	639,145
Change in net unearned premium reserves	63,085	63,085	(92,087)	(92,087)
Net premiums earned	621,442	621,442	547,058	547,058
Expenses
Loss and loss adjustment expenses incurred, net	438,414	438,414	370,058	370,058
Acquisition costs, net	206,498	206,498	188,904	188,904
General and administrative expenses	18,635	18,635	30,656	30,656
Total expenses	663,547	663,547	589,618	589,618
Net underwriting loss	$(42,105)	(42,105)	$(42,560)	(42,560)
Net investment income (loss)		(251,433)		391,953
Corporate expenses		(17,606)		(22,447)
Other expenses		(9,610)		(12,674)
Interest expense		(8,228)		(8,225)
Foreign exchange gains (losses)		7,503		(12,300)
Income tax benefit (expense)		4,010		(11,976)
Net income attributable to noncontrolling interests in related party		(223)		(3,973)
Net income (loss) available to Third Point Re common shareholders		$(317,692)		$277,798
Property and Casualty Reinsurance - Underwriting Ratios (2):
Loss ratio	70.6%		67.6%
Acquisition cost ratio	33.2%		34.5%
Composite ratio	103.8%		102.1%
General and administrative expense ratio	3.0%		5.6%
Combined ratio	106.8%		107.7%
(1) As a result of the change in the Company’s investment account structure, the Company is no longer quantifying the net investment income on float and all non-underwriting income and expenses are presented as a reconciliation to the Company’s consolidated results. Prior year comparatives have been adjusted to conform with the revised presentation.
(2) Underwriting ratios are calculated by dividing the related expense by net premiums earned.

THIRD POINT REINSURANCE LTD.
NON-GAAP MEASURES AND RECONCILIATIONS & KEY PERFORMANCE INDICATORS
Non-GAAP Measures
Basic Book Value per Share and Diluted Book Value per Share
Basic book value per share and diluted book value per share are non-GAAP financial measures and there are no comparable GAAP measures. Basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing shareholders’ equity attributable to Third Point Re common shareholders by the number of common shares outstanding, excluding the total number of unvested restricted shares, at period end. Diluted book value per share, as presented, is a non-GAAP financial measure and represents basic book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. For unvested restricted shares with a performance condition, we include the unvested restricted shares for which we consider vesting to be probable. Change in basic book value per share is calculated by taking the change in basic book value per share divided by the beginning of period book value per share. Change in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

	December 31, 2018	December 31, 2017
Basic and diluted book value per share numerator:	($ in thousands, except share and per share amounts)
Shareholders’ equity attributable to Third Point Re common shareholders	$1,204,574	$1,656,089
Effect of dilutive warrants issued to founders and an advisor (1)	—	46,512
Effect of dilutive stock options issued to directors and employees (1)	—	51,422
Diluted book value per share numerator	$1,204,574	$1,754,023
Basic and diluted book value per share denominator:
Common shares outstanding	93,639,610	103,282,427
Unvested restricted shares	(2,025,113)	(1,873,588)
Basic book value per share denominator:	91,614,497	101,408,839
Effect of dilutive warrants issued to founders and an advisor (1)	—	4,651,163
Effect of dilutive stock options issued to directors and employees (1)	—	5,123,531
Effect of dilutive restricted shares issued to directors and employees	1,209,285	905,412
Diluted book value per share denominator	92,823,782	112,088,945

Basic book value per share	$13.15	$16.33
Diluted book value per share	$12.98	$15.65
(1) As a result of the Company’s share price being under the minimum strike price for warrants and options as of December 31, 2018, there was no dilution from warrants and stock options.
Return on Beginning Shareholders’ Equity Attributable to Third Point Re Common Shareholders
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders, as presented, is a non-GAAP financial measure. Return on beginning shareholders’ equity attributable to Third Point Re common shareholders is calculated by dividing net income (loss) available to Third Point Re common shareholders by the beginning shareholders’ equity attributable to Third Point Re common shareholders. We believe that return on beginning shareholders’ equity attributable to Third Point Re common shareholders is an important measure because it assists our management and investors in evaluating the Company’s profitability. For the three and twelve months ended December 31, 2018, we have also adjusted the beginning shareholders’ equity attributable to Third Point Re common shareholders for the impact of the shares repurchased on a weighted average basis. For a period where there was a loss, this adjustment decreased the stated returns on beginning shareholders’ equity and for a period where there was a gain, this adjustment increased the stated returns on beginning shareholders’ equity.

	Three months ended		Twelve months ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	($ in thousands)
Net income (loss) available to Third Point Re common shareholders	$(298,012)	$44,349	$(317,692)	$277,798
Shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	1,507,910	1,612,154	1,656,089	1,414,051
Impact of weighting related to shareholders’ equity from shares repurchased	(1,750)	—	(65,120)	(29,038)
Adjusted shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	$1,506,160	$1,612,154	$1,590,969	$1,385,013
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders	(19.8)%	2.8%	(20.0)%	20.1%
Key Performance Indicators
Net Investment Return on Investments Managed by Third Point LLC
Net investment return represents the return on our net investments managed by Third Point LLC, net of fees. The net investment return on net investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our net investment assets managed by Third Point LLC.  Effective August 31, 2018, we transitioned from our separately managed account structure to investing in the TP Fund, managed by Third Point LLC.  In addition, certain collateral assets supporting reinsurance contracts held by Third Point Re BDA and Third Point Re USA (the “Collateral Assets”) are managed by Third Point LLC from the effective date. The net investment return reflects the combined results of investments managed on behalf of Third Point Re BDA and Third Point Re USA prior to the transition date of August 31, 2018 and the investment in the TP Fund and Collateral Assets from the date of transition.  Prior to the transition date of August 31, 2018, the stated return was net of noncontrolling interests and net of withholding taxes, which were presented as a component of income tax expense in our condensed consolidated statements of income. Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.